Exhibit 99

Triple Net Properties, LLC

FOR IMMEDIATE RELEASE

[AMO LOGO]

Contact: Louis Rogers, President
Triple Net Properties, LLC
877.888.7348
714.667.6860
lrogers@1031NNN.com
www.1031NNN.com

TRIPLE NET PROPERTIES REPORTS THE SALE OF
SADDLEBACK FINANCIAL CENTER

Santa Ana, California, December 27, 2004 — Louis Rogers, President of Triple Net Properties, LLC, announced today the sale of Saddleback Financial Center on behalf of Tenant In Common investors and T REIT.

The sellers were Saddleback Financial, LLC and T REIT, Inc. The property was purchased by Mammoth Equities & Affiliates. Dan Vittone of VOIT Commercial Brokerage represented the buyer, and Jeff Hanson of Grubb & Ellis represented the sellers. Saddleback Financial Center was originally purchased for $11,072,500 in September 2002.

Saddleback Financial Center is a 72,711-square-foot, Class-B office building located in Laguna Hills, California. The property consists of a four-story office building and shared interest in a six-level garage. Tenants include the State of California, California Bank & Trust and TD Waterhouse and the property was 97% leased at the time of sale. Saddleback is the sixth Tenant In Common property sold in 2004 by Triple Net Properties.

Triple Net Properties, LLC manages a growing portfolio of over 20 million square feet of commercial properties with a market value of over $2 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net and affiliates are currently buying and selling properties throughout the United States.

# # #